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                                                                       Exhibit 5







                           SIMPSON THACHER & BARTLETT
             A Partnership which includes Professional Corporations
                              425 Lexington Avenue
                            New York, New York 10017



                                                                 October 9, 1996



BY EDGAR TRANSMISSION
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Cognizant Corporation
200 Nyala Farms
Westport, CT  06880



Ladies & Gentlemen:

         We have acted as your counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Cognizant Corporation, a Delaware corporation (the "Company"), which you intend to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating, among other things, to the acquisition by employees of the Company or one or more of its subsidiaries who are participants in the Cognizant Savings Plan (the "Plan") of up to 600,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common stock"), of the Company. We understand that the Plan provides that the Plan Trustee may acquire Shares for distribution to participants in the Plan by means of purchases of Shares by the Trustee at their then fair market value in the open market. Alternatively, at the discretion of the Company, the Trustee will purchase Shares from the Company or accept any Company matching contribution in the form of Shares. These Shares will be purchased or valued at the market price of the Shares at the end of the month in which they are purchased or contributed.
         We have examined an executed copy of the Registration Statement (including the exhibits thereto) and originals, or copes certified or otherwise identified to our satisfaction, of such documents and records of the